Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN TO OFFER

2008 PART D DRUG COVERAGE IN ALL 34 REGIONS

Plans qualify for auto assignment of dual eligibles in 30 regions

Rye Brook, NY — October 3, 2007 — Universal American Financial Corp. (NASDAQ: UHCO) today announced the results of its 2008 bids to offer Medicare Part D prescription drug plans (PDPs) through its Prescription PathwaySM products, in conjunction with Caremark Pharmacy Services, a subsidiary of CVS Caremark Corporation (NYSE:CVS).

The Centers for Medicare and Medicaid Services (CMS) approved Universal American’s bids to offer, through its insurance subsidiaries, Prescription Pathway prescription drug coverage in 2008 in all 34 regions designated by CMS. In addition, Prescription Pathway bid under the benchmark in 30 of the 34 CMS regions and is eligible to receive auto assignment of beneficiaries who are dually eligible for Medicare and Medicaid.  These regions include all of the 28 regions for which Universal American was eligible to receive auto assignment of dual-eligible beneficiaries in 2007, plus two new regions — regions 34 (Alaska) and 11 (Florida).

Caremark will provide comprehensive pharmacy benefit management services to the Universal American companies in these regions. Universal American and Caremark also have joined with CVS /pharmacy and other retail partners to promote Universal American’s Prescription Pathway PDP products in the pharmacy areas of their stores.

When the open enrollment period for 2008 begins on November 15, 2007, people eligible for Medicare will have access to Prescription Pathway’s Bronze,

(more)

Gold and Platinum plans. All three plans offer affordable coverage for prescription drugs.  The Gold plan is for beneficiaries who seek value, with a $0 deductible, and premiums that are among the lowest in the country for comparable PDPs.  The Platinum plan offers beneficiaries coverage for generic drugs through the coverage gap, or “donut hole”, where beneficiaries are responsible for paying 100% of their drug costs.  As in 2007, members enrolling in a Prescription Pathway plan in 2008 will enjoy special value-added services, including the Health Advocate card offering 20% savings on CVS/pharmacy®-brand products, such as CVS vitamins, over-the-counter drugs and other health and wellness items not covered by the Medicare drug program.

 “We are pleased with the expansion of our Prescription Pathway program in 2008,” said Richard Barasch, chairman and chief executive officer of Universal American. “In this third year of the Medicare prescription drug program, Prescription Pathway will be available in all 50 states, and we are delighted to have added two new regions where we can serve the needs of dually-eligible beneficiaries.”

Universal American’s 2008 Prescription Pathway plans are offered by its insurance subsidiaries Pennsylvania Life Insurance Company and American Progressive Life & Health Insurance Company of New York.

Medicare beneficiaries may obtain more information about Universal American’s Prescription Pathway products by calling 1-800-978-9500 (TTY users call 1-866-222-3904) between 8 a.m. and 11 p.m. Eastern Time, seven days a week, or by visiting http://www.rxpathway.com.

About Universal American Financial Corp.

Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.universalamerican.com.

About Caremark Pharmacy Services

Caremark Pharmacy Services is the pharmacy benefit management, mail order and specialty pharmacy division of CVS Caremark, the No. largest provider of prescriptions and related healthcare services in the nation.  The Company fills or manages more than 1 billion prescriptions annually.  Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S.  In addition to Caremark Pharmacy Services, the Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its 6,200 CVS/pharmacy stores; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

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Certain matters discussed in this news release and oral statements made from time to time by representatives of Universal American (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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CONTACT: - OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com
Chief Financial Officer (914) 934-8820	Linda Latman (212) 836-9609